Exhibit 10.01

MORTGAGE

This Mortgage is made on August 31, 2006

BETWEEN the Borrower(s) 195 SPRING VALLEY ASSOCIATES, LLC, a New Jersey limited liability company with an address at 155 North Dean Street, Englewood, New Jersey,

AND the Lender(s) JACLYN, INC. with an address at 5801 Jefferson Street, West New York, New Jersey.

        WHEREAS, the Borrower is the owner of 195-197 West Spring Valley Avenue, Maywood, New Jersey (hereinafter the “Property”) described in this Mortgage; and

        WHEREAS, the Borrower has entered into a Promissory Note of even date herewith, in the principal amount of Two Million Two Hundred Thousand Dollars ($2,200,000) (the “Note”), which evidences a loan (the “Loan”) made by Lender to the Borrower, on the Maturity Date; and

        WHEREAS, the Borrower has agreed to grant security to the Lender for all of Borrower’s obligations under the Note; and

        WHEREAS, in order to induce the Lender to accept the Note from the Borrower, the Borrower has agreed to execute and deliver this Mortgage as additional collateral security for the payment of Borrower’s obligations;

        NOW THEREFORE, for the securing of the payment by Borrower of all amounts owing under the Note, and all interest accrued thereon, the Borrower has mortgaged and does mortgage to the Lender ALL that certain property located in the Borough of Maywood, County of Bergen and State of New Jersey commonly known as 195-197 West Spring Valley Avenue and more fully described on Schedule A attached hereto. The Property includes: (a) the land; (b) all buildings that are now, or will be, located on the land; (c) all fixtures that are now, or will be, attached to the land or building(s); (d) all condemnation awards and insurance proceeds relating to the land and building(s); and (e) all other rights that the Borrower has or will have as the owner of the Property.

        Rights Given to the Lender. The Borrower mortgages the Property to the Lender. This means that the Borrower gives the Lender those rights stated in this Mortgage and also those rights the law gives to lenders who hold mortgages on real property. When the Borrower pays all amounts due to the Lender under the Note and this Mortgage, the Lender’s rights under this Mortgage will end. The Lender will then cancel this Mortgage at the Lender’s expense.

        Promises.        The Borrower makes the following promises to the Lender:

1.	Note and Mortgage. To comply with all of the terms of the Note and this Mortgage.

2.	Payments. To make all payments required by the Note and this Mortgage.

3.	Ownership. The Borrower warrants title to the Property (N.J.S.A. 46:9-2). This means the Borrower owns the Property and will defend its ownership against all claims.

4.	Liens and Taxes. The Borrower will pay all liens, taxes, assessments, and other government charges made against the Property when due. The Borrower will not claim any deduction from the taxable value of the Property because of this Mortgage. The Borrower will not claim any credit against the principal and interest payable under the Note and this Mortgage for any taxes paid on the Property.

5.	Insurance. The Borrower must maintain extended coverage insurance on the Property. The insurance companies, policies, amounts and types of coverage must be acceptable to the Lender. The Borrower will notify the Lender in the event of any substantial loss or damage. The Lender may then settle the claim on the Borrower’s behalf if the Borrower fails to do so. All payments from the insurance company must be payable to the Lender under a “standard mortgage clause” in the insurance policy. The Lender may use any proceeds to repair and restore the Property or to reduce the amount due under the Note and this Mortgage. This will not delay the due date for any payment under the Note and this Mortgage.

6.	Repairs. The Borrower will keep the Property in good repair, neither damaging nor abandoning it. The Borrower will allow the Lender to inspect the Property upon reasonable notice.

7.	Statement of Amount Due. Upon request of the Lender, the Borrower will certify to the Lender in writing: (a) the amount due on the Note and this Mortgage, and (b) whether or not the Borrower has any defense to the obligations under the Note and this Mortgage.

8.	Rent. The Borrower will not accept rent for more than one month in advance.

9.	Lawful Use. The Borrower will use the Property in compliance with all laws, ordinances and other requirements of any governmental authority.

        Eminent Domain. All or part of the Property may be taken by a government entity for public use. If this occurs, the Borrower agree that any compensation be given to the Lender. The Lender may use this to repair and restore the Property or to reduce the amount owed on the

Note and this Mortgage. This will not delay the due date for any further payment due the Note and this Mortgage. Any remaining balance will be paid to the Borrower.

        Payments Made for Borrower(s). If the Borrower does not make all of the repairs or payments as agreed in this Mortgage, the Lender may do so for it. The cost of these repairs and payments will be added to the principal, will bear interest at the same rate provided in the Note and will be repaid to the Lender upon demand.

        Events of Default. Each of the following shall constitute an event of default under this Mortgage (each, an “Event of Default”):

If any representation or warrant made by any Borrower in connection with the Loan or herewith shall prove to have been false, incorrect or misleading in any substantial and/or material respect on the date of which same were made;

A.	Borrower shall have failed to make any payment of any installment of principal or interest on the Mortgage Note on its due date, after the applicable grace period;

B.	Borrower shall have failed to duly observe or perform any covenant, condition or agreement on the part of the Borrower pursuant to the terms of the Mortgage and Note;

C.

Borrower shall have transferred or caused to have been transferred, title to or possession of any interest in the Property, or any part thereof, to any party without the express prior written consent of the Lender;

D.	Borrower shall have entered into a secondary financing not previously approved by the Lender or shall have consented to the placing of any lien on the property;

E.

Borrower becomes insolvent or admits in writing its inability to pay its debts as they mature; or applies for, consents to, or acquiesces in the appointment of a trustee or receiver for any of its property; or in the absence of an application, consent, or acquiescence a trustee or receiver is appointed for it or a substantial part of its property and is not discharged within thirty (30) days; or it otherwise commits an act of bankruptcy; or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against it and if instituted is consented to or acquiesced in by it or remains for undismissed for a period of thirty (30) days;

F.

Any government, board, agency, department, or commission takes possession or control of a substantial part of the property of the Borrower and such possession or control continues for thirty (30) days, unless Borrower is diligently pursuing a directive which will result in its obtaining possession and control of the property;

G.	A final judgment against any Borrower in excess of $10,000.00 which is not being contested in good faith and remains undischarged for thirty (30) days; or

H.	If Borrower dissolves or ceases operations.

        Payment Due Upon Default.     If the Lender declares that the Borrower is in default, the Borrower must immediately pay the full amount of all unpaid principal, interest, other amounts due on the Note and this Mortgage and the Lender’s costs of collection and reasonable attorney’s fees.

        Lender’s Rights Upon Default.     If the Lender declares that the Note and this Mortgage are in default, the Lender will have all rights given by law or set forth in this Mortgage. This includes the right to do any one or more of the following:

1.	take possession of and manage the Property, including collection of rents and profits;

2.	have a court appoint a receiver to accept rent for the Property;

3.	start a court action, known as foreclosure, which will result in a sale of the Property to reduce the Borrower’s obligations under the Note and this Mortgage; and

4.	sue the Borrower for any money owed to the Lender.

        Notices.    All notices must be in writing and personally delivered or sent by certified mail, return receipt requested, to the addresses given in this Mortgage. Address changes may be made upon notice to the other party.

        No Waiver by Lender.     The Lender may exercise any right under this Mortgage or under any law, even if Lender has delayed in exercising that right or has agreed in an earlier instances not to exercise that right. The Lender does not waive its right to declare that the Borrower is in default by making payments or incurring expenses on the Borrower’s behalf.

        Each Person Liable.     This Mortgage is legally binding upon each Borrower and all who succeed to their responsibilities (such as heirs and executors). The Lender may enforce any of the provisions of the Note and this Mortgage against any one or more of the Borrowers who sign this Mortgage.

        Environmental Matters.     The Borrower represents and warrants to the Lender that on and as of the date hereof:

        1.       To the best of the its knowledge, after due inquiry and investigation, no lien has been attached to any revenues or any real or personal property owned by the Borrower and located in the State of New Jersey, including, but not limited to, the Property, as a result of the chief executive of the New Jersey Spill Compensation Fund expending monies from said fund to pay for “Damages,” as such term is defined in N.J.S.A. 58:10-23.11g and/or “Cleanup and Removal Costs,” as such term is defined in N.J.S.A. 58:10-23.11b(d), arising from an intentional or unintentional action or omission of the Borrower or operator of said real property resulting in the releasing, spilling, pumping, pouring, emitting, emptying or dumping of “Hazardous Substances,” as such term is defined in N.J.S.A. 58:10-23.11b(k), into the waters of the State of New Jersey or onto lands from which it might flow or drain into said waters or into waters outside the jurisdiction of the State of New Jersey where damage may have resulted to the lands, waters, fish, shellfish, wildlife, biota, air and other resources owned, managed, held in trust or otherwise controlled by the State of New Jersey.

        2.        None of the real property owned and/or occupied by the Borrower and located in the State of New Jersey, including the Property, has been or is now being used as a “Major Facility,” as such term is defined in N.J.S.A. 58:10-23.11b(l). The aforesaid real property, including but not limited to the Property, will not be used as a “Major Facility.”

        3.        The Borrower has not received a summons, citation, directive, letter or other communication, written or oral, from the New Jersey Department of Environmental Protection and Energy (“NJDEPE”) concerning any intentional or unintentional action or omission on the Borrower’s part resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of “Hazardous Substances,” as such term is defined in N.J.S.A. 58:10-23.11b(k), into the waters of the State of New Jersey or onto lands from which it might flow or drain into said waters or into the waters outside the jurisdiction of the State of New Jersey resulting in damage to the lands, waters, fish, shellfish, wildlife, biota, air and other resources owned, managed, held in trust or otherwise controlled by the State of New Jersey.

        4.        The Borrower shall not use the Property for the purpose of generating, manufacturing, refining, producing, storing, treating, handling, transferring, processing, disposing or transporting “Hazardous Substances” as such term is defined in N.J.S.A. 58:10-23.11b(k) and N.J.A.C. 7:1-3.3.

        B.        The Borrower covenants and agrees that so long as any the Loan is outstanding, the Borrower will comply with the following covenants:

        1.        The Borrower agrees to immediately notify the Lender, in writing, of (i) the discovery, discharge or release of any Hazardous Substance for which the Borrower is in any way responsible under the Spill Compensation and Control Act or any similar federal or state statute, and (ii) the use or proposed use of the Premises for a business having a Standard Industrial Classification Number within 22-39 inclusive, 46-49 inclusive, 51 or 76 as designated in the Standard Industrial Classification Manual prepared by the Office of Management and Budget in the Executive Office of the President of the United States or as a “Major Facility” as defined in N.J.S.A. 58:10-23.11b, its amendments or supplements thereto.

        2.        If the Borrower is presently an owner or operator of a “Major Facility” in the State of New Jersey, as such term is defined in N.J.S.A. 58:10-23.b(l), or if the Borrower ever become such an owner or operator, then the Borrower shall furnish NJDEPE with all the information required by N.J.S.A. 58:10-23.11d.

        3.        The Borrower shall not cause or permit to exist, as a result of an intentional or unintentional action or omission on its part, a releasing, spilling, leaking, pumping, emitting, pouring, emptying or dumping of a “Hazardous Substance,” as such term is defined in N.J.S.A. 58:10-23.11b(k), into waters of the State of New Jersey or onto lands from which it might flow or drain into said waters or into waters outside the jurisdiction of the State of New Jersey where damage may result to the lands, waters, fish, shellfish, wildlife, biota, air and other resources owned, managed, held in trust or otherwise controlled by the State of New Jersey, unless said release, spill, leak, etc. is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal or state governmental authorities.

        4.        So long as the Borrower shall own or operate any real property located in the State of New Jersey, which is used as a “Major Facility,” as such term is defined in N.J.S.A. 58:10-23.11b(l), the Borrower shall duly file or cause to be duly filed with the Director of the Division of Taxation in the New Jersey Department of the Treasury, a tax report or return and shall pay or make provision for the payment of all taxes due therewith, all in accordance with and pursuant to N.J.S.A. 58:10-23.11h.

        5.        In the event that there shall be filed a lien against the Premises by NJDEPE, pursuant to and in accordance with the provisions of N.J.S.A. 58:10-23.11f(f), as a result of the chief executive of the New Jersey Spill Compensation Fund having expended monies from said fund to pay for “Damages,” as such term is defined in N.J.S.A. 58:10-23.11g, and/or “Cleanup and Removal Costs,” as such term is defined in N.J.S.A. 58:10-23.b(d), arising from an intentional or unintentional action or omission of the mine, resulting in the releasing, spilling, pumping, pouring, emitting, emptying or dumping of “Hazardous Substances,” as such term is defined in N.J.S.A. 58:10-23.11b(k) into the waters of the State of New Jersey or onto lands from which it might flow or drain into said waters or into waters outside the jurisdiction of the State of New Jersey where damage may result to the lands, waters, fish, shellfish, wildlife, biota, air and other resources owned, managed, held in trust or otherwise controlled by the State of New Jersey, then the Borrower shall, within thirty (30) days from the date that the Borrower is given notice that the lien has been placed against the Premises or within such shorter period of time in the event that the State of New Jersey has commenced steps to cause the Premises to be sold pursuant to the lien, either (a) pay the claim and remove the lien from the Premises, or (b) furnish (i) a bond reasonably satisfactory to the title insurance company and the Lender in the amount of the claim out of which the lien arises, (ii) a cash deposit in the amount of the claim out of which the lien arises, or (iii) other security satisfactory to the Lender in an amount sufficient to discharge the claim out of which the lien arises (subject to the Lender’s agreement that the commitment of the title insurance company to affirmatively insure over or omit such claim shall constitute such satisfactory security).

        6.        Should the Borrower cause or permit any intentional or unintentional action or omission resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of “Hazardous Substances,” as such term is defined in N.J.S.A. 58:10-23.11b(k), into the waters of the State of New Jersey or onto lands from which it might flow or drain into said waters or into the waters outside the jurisdiction of the State of New Jersey resulting in damage to the lands, waters, fish, shellfish, wildlife, biota, air or other resources owned, managed or held in trust or otherwise controlled by the State of New Jersey, without having obtained a permit issued by the appropriate governmental authorities, the Borrower shall promptly notify the Lender of such spill, leak, etc. and shall clean up such spill, leak, etc. in accordance with the provisions of the New Jersey Spill Compensation and Control Act and any other applicable environmental statutes or regulations, federal or state.

        No Oral Changes.   This Mortgage can only be changed by an agreement in writing signed by both the Borrower and the Lender.

        Copy Received.   The Borrower acknowledges receipt of a true copy of this Mortgage without charge.

        Signatures.  The Borrower agrees to the terms of this Mortgage. If the Borrower is a corporation, its proper corporate officers sign and its corporate seal is affixed.

WITNESS:	195 SPRING VALLEY ASSOCIATES, LLC
A New Jersey limited liability company

/s/ Matthew Cohen Matthew Cohen	By: /s/ Howard Kent HOWARD KENT, Managing Member
/s/ Matthew Cohen Matthew Cohen	By: /s/ Gregory Van Cleef GREGORY VAN CLEEF, Managing Member